ENDORSEMENT TO THE DEATH BENEFIT, SYSTEMATIC WITHDRAWALS, AND GENERAL WITHDRAWAL TERMS PROVISIONS

Effective as of the contract Date of Issue, the contract to which this endorsement is attached is amended as follows.



ADJUSTED
PREMIUM VALUE

                      The following provision, entitled "Adjusted Premium Value" is added to the Contract Benefits section of the contract:

                      "On the contract Date of Issue, the Adjusted Premium Value is equal to the Net Premium. The Adjusted Premium Value is changed each time additional Net
                      Premium is paid into this contract or a withdrawal is made from this contract.

                      Each time an additional Net Premium is paid into this contract, the Adjusted Premium Value increases by the amount of that additional Net Premium.

                      If a withdrawal is made from this contract, the Adjusted Premium Value is reduced:

                            1. If immediately prior to the withdrawal the
                               Contract Value is equal to or exceeds the
                               Adjusted Premium Value, the Adjusted Premium
                               Value is reduced by the amount of the withdrawal.
                            2. If immediately prior to the withdrawal the
                               Contract Value is less than the Adjusted Premium Value, the Adjusted Premium Value is reduced by:
                                a)  the Adjusted Premium Value times
                                b)  1 minus the ratio of the Contract Value
                                    immediately following the withdrawal to the
                                    Contract Value immediately prior to the
                                    withdrawal."
























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DEATH BENEFIT

                      The following text is removed from the Death Benefit provision of the contract:

                      "A Death Benefit is payable to the Beneficiary when we receive at our Home Office due proof that any human Owner, or the Annuitant if the Owner is not a human being, died prior to the Maturity Date and while this contract was in force.

                            1. If the deceased died prior to his or her Attained
                               Age 81, the Death Benefit is the greater of:

                               a) the Contract Value on the date we receive proof of death; b) the sum, as of the date we receive proof of death, of all Net Premiums less cumulative withdrawals made since the Date of Issue of this contract;

                               less any state premium tax that is assessed on distribution.


                            2. If the deceased died on or after his or her
                               Attained Age 81, this Death Benefit is the
                               Contract Value on the date we receive proof of death less any state premium tax that is assessed on distribution." That text is replaced by the following:

                      "A Death Benefit is payable to the Beneficiary when we receive at our Home Office due proof that any human Owner, or the Annuitant if the Owner is not a human being, died prior to the Maturity Date and while this contract was in force.

                            1. If the deceased died prior to his or her Attained
                               Age 81, the Death Benefit is the greater of:

                               a) the Contract Value on the date we receive proof of death; and b) the Adjusted Premium Value;

                               less any state premium tax that is assessed on distribution.

                           2. If the deceased died on or after his or her Attained Age 81, this Death Benefit is the Contract Value on the date we receive proof of death less any state premium tax that is assessed on distribution."














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SYSTEMATIC
WITHDRAWALS

                      Item 2 of the Systematic Withdrawals provision is revised. The following text is removed:

                      "when a Systematic Withdrawal would result in less than $3,500 of Contract Value left remaining in the contract on the day of withdrawal; or."

                      That text is replaced with the following:

                      "when a Systematic Withdrawal would result in less than $3,500 of Cash Surrender Value left remaining in the contract on the day of withdrawal; or."

SYSTEMATIC
WITHDRAWALS

                      The General Withdrawal Terms provision has been replaced in its entirety by the following:

                      "The minimum Withdrawal Benefit is $500. The maximum Withdrawal Benefit allowed is that amount which leaves no less than $3,500 of Cash Surrender Value in the contract on the day of the withdrawal. If the Owner requests a withdrawal that would leave less than $3,500 of Cash Surrender Value remaining in the contract on the day of withdrawal, the requested withdrawal will not be processed until further instructions are received from the Owner."

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont, by


Chairman of the Board
and
Chief Executive Officer